Exhibit 10.26

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Agreement Between

EMC Corporation and TidalWire Incorporated

(Rev. 1, 5/4/01)

This Agreement (the “Agreement”), is entered into by and between EMC Corporation (“EMC”), a Massachusetts corporation with a principal place of business in Hopkinton, MA and TidalWire, Inc. (“TidalWire”), Massachusetts incorporation with a principal place of business in Westborough, MA.

BUSINESS BACKGROUND AND OBJECTIVES

WHEREAS, EMC has purchase agreements with certain Suppliers identified in Exhibit A hereto to supply Storage Interconnect Products (“Product”) to EMC, and EMC end users, and;

WHEREAS, EMC desires that TIDALWIRE be an EMC Distribution Partner to enable TIDALWIRE to purchase Product directly from EMC’s Suppliers, and to sell all generally available Product(s) support maintenance and other related services to EMC, EMC VARS/resellers, and EMC end users as early as it does to any of its other customers under the terms and conditions set forth below;

WHEREAS, TIDALWIRE desires to be an EMC Distribution Partner under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound, the parties hereby agree as follows:

SCOPE OF AGREEMENT

This Agreement specifies business terms and conditions under which TIDALWIRE will become an EMC Distribution Partner and sell Product to EMC, EMC VARS/resellers, and to EMC’s End Users Customers via reference sales through the distribution channel, and provide EMC Customer support services for the Product, as more specifically set forth in this agreement.

TERMS OF AGREEMENT

1.0 DEFINITIONS

“End User” or “Customer” shall mean EMC’s Customer of Products delivered through EMC’s direct (EMC purchase from TIDALWIRE) or indirect (Customer purchase from TIDALWIRE) channel. This includes Customers who plan to use products to connect to Symmetrix, Connectrix and other EMC and EMC—Data General Division products.

“Product” shall mean any hardware product adhering to EMC specifications that is purchased from a designated manufacturer OEM and sold to EMC or EMC’s End-User Customers via reference sales. TIDALWIRE shall be responsible for support, as described in Exhibit B, of all Products identified in Exhibit A.

“OEM” shall mean the original equipment manufacturing responsible for manufacturing the Products.

2.0 TERRITORY

The geographical scope of this Agreement is [**].

3.0 TERM AND TERMINATION

3.1 This Agreement commences on date of the last signature below (“Effective Date”), and shall remain in force for a term of one (1) year thereafter unless terminated in accordance with the terms of this Agreement. This Agreement will be automatically renewed for additional one (1) year terms following the expiration of the initial term upon the same terms and conditions unless one of the parties disagrees in writing to renew this Agreement at least thirty (30) days prior to an automatic renewal.

3.2 Either party may terminate this Agreement by written notice:

(i)	if the other party fails to cure any material remediable breach of this Agreement within thirty (30) days after receipt of notice of such breach. Material breaches shall include, but not be limited to, failure by a party to insure that technical support is always available (i.e. 24 hours a day, 365 days a year) in accordance with Exhibit B.

(ii)	becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; provided that such proceeding is not vacated, dismissed or set aside within fifteen (15) days after the date of commencement thereof; or

(iii)	is dissolved or liquidated, or has a petition for dissolution or liquidation filed with respect to it; or

(iv)	is subject to property attachment, court injunction, or court order which substantially and negatively affects its operations; or

(v)	makes an assignment for the benefit of creditors; or

(vi)	ceases to function as a going concern or to conduct t its operations in the normal course of business.

3.3 EMC, in its sole discretion, may terminate this Agreement:

by written notice to TIDAL WIRE, such termination to be effective immediately, if TIDALWIRE (I) merges, is acquired by, or undergoes any consolidation with any entity which, in EMC’s reasonable judgment, is a competitor of EMC; (ii) attempts to assign any of its rights or obligations under this Agreement without EMC’s prior written consent, such consent not to be unreasonably withheld.

3.4 Termination at will: Either party may terminate this Agreement for any reason or for no reason by providing the other party at least sixty (60) days prior written notice.

3.5 Effect of termination: Upon termination or expiration of this Agreement, orders in place at the time of termination shall be shipped in accordance with the terms of the applicable purchase orders(s). During the termination notice period, EMC may issue additional purchase orders with deliveries to be scheduled not later than sixty (60) days after the specified termination date. Except with respect to pending purchase orders, as of the date of termination, neither party shall have any further liability to the other.

3.6 The parties’ respective rights under this Agreement will automatically terminate and each party will immediately return to the other party (or destroy) all copies of the other party’s Confidential Information in its possession or control, and an officer of that party will certify to the other party that it has done so.

3.7 Survival: The rights and obligations of the parties contained in Sections 12,14,15,16 will survive the termination or expiration of this Agreement.

4.0 PRICE AND PAYMENT

4.1 EMC authorizes TIDALWIRE to buy Products from EMC’s OEM suppliers at EMC’s contract prices provided TIDALWIRE complies with all of the terms and conditions of this Agreement. TIDALWIRE is required to establish separate agreements between TIDALWIRE and the OEM suppliers.

4.2 TIDALWIRE’S pricing through the distribution channel to End User Customers shall be set independently by TIDALWIRE.

4.3 TIDALWIRE agrees to pass through EMC’S contract pricing with no markup by TIDALWIRE on purchases by EMC, provided purchases by EMC do not exceed [**]% of TIDALWIRE’S total sales of Products. Total sales of Products include direct sales of Products to EMC’s Customers in addition to purchases by EMC. TIDALWIRE and EMC agree to review these pricing terms if this [**]% level is exceeded.

4.4 TIDALWIRE warrants to EMC that the prices charged to EMC under this Agreement do not exceed those offered to other customers purchasing identical Product(s) in like or lesser quantities and upon similar terms and conditions.

4.5 All prices and fees described or contemplated under this Agreement are in U.S. dollars. Product(s) pricing does not include federal, state, or local excise, sales, or use taxes, except those taxes that are based on TIDALWIRE’S income. If such taxes are applicable, they shall be set out as a separate line item on TIDALWIRE’s invoice. EMC agrees to pay all applicable taxes (other than taxes based upon TIDALWIRE’S net income), unless EMC procures and provides to TIDALWIRE’S an exemption certificate in a form reasonably acceptable to TIDALWIRE’S and to the appropriate taxing authority.

4.5.1 Payment terms for all Product(s) sold to EMC by TIDALWIRE shall be net thirty (30) days from the date of receipt of a correct invoice provided that the invoice is issued on or after the day the applicable Product(s) is shipped from TIDALWIRE. Payment of an invoice shall not constitute or imply acceptance of the Product(s) or relieve TIDALWIRE of any obligations assumed under this Agreement, nor prevent EMC from asserting any other rights it may have under this Agreement. All payments are to be made to the following address or lock box:

TidalWire Inc

PO Box 845857

Boston, MA 02284-5857

5.0 PURCHASE ORDERS

5.1 EMC shall have no obligation to purchase any Products stocked by TIDALWIRE, nor incur any cost associated with TIDALWIRE’S stocking of such Product.

5.2 EMC shall agree to use commercially reasonable efforts to provide TIDALWIRE with monthly rolling forecasts for six (6) months of EMC’s estimated Product purchase requirements. These forecasts are good faith estimates for planning purposes only. EMC is under no obligation to purchase forecast quantities and if EMC fails to purchase any forecast quantities, EMC shall have no liability of any kind nor incur any penalties or retroactive price increases.

5.3 TIDALWIRE will use reasonable commercial efforts to provide OEMs with a rolling six (6) month forecast. Forecast should include demand TIDALWIRE has through EMC direct requirements, as welt as demand through expected reference sales (EMC end users).

5.4 TIDALWIRE will make reasonable efforts not to accept purchase orders from non-EMC end users for EMC-specific product, and under no circumstances will sell EMC specific product for an application or customer that does not require EMC specific product. TIDALWIRE will make reasonable efforts to ensure that the EMC specific product TIDALWIRE is selling, regardless of whether it is being sold to an EMC end user or an EMC approved reseller, will be used for EMC specific applications. TIDALWIRE will make reasonable efforts to ensure that TIDALWIRE does not sell standard product to a customer that requires EMC specific product (i.e. EMC end user).

5.5 TIDALWIRE shall have Products available to support the monthly EMC forecast. TIDALWIRE shall also have available an additional [**] months forecast quantity to support over-forecast upside Customer demand. Therefore, at the beginning of each month TIDALWIRE is required to have a total of [**] months forecast quantities available to ship.

5.6 TIDALWIRE shall establish a supply line that results in sufficient material being available at the beginning of each month to support EMC’s monthly forecast. TIDALWIRE shall respond in writing within three (3) Business Days of receipt of FMC’s forecast if, for some reason, TIDALWIRE cannot support the forecasted quantities in the months specified. In such cases, TIDALWIRE’s response shall include the reason for the lack of supply support and shall detail TIDALWIRE’s new supply commitment. If TIDALWIRE does not respond to EMC’s forecasts within three (3) Business Days, TIDALWIRE will be deemed to have committed to supplying the forecasted quantities.

5.7 TIDALWIRE shall accept verbal purchase orders placed by EMC via phone with PO#s assigned at the time of such purchase order placement. Purchase orders shall specify EMC’s part numbers, Product(s) model numbers, quantity ordered, shipping destination, carrier, and shipment dates.

5.8 EMC shall follow up such orders with written purchase orders.

5.9 TIDALWIRE shall acknowledge in writing to EMC its receipt and acceptance or rejection of such purchase order within three (3) Business Days of TIDALWIRE’s receipt of each purchase order. TIDALWIRE’s acceptance shall neither change nor add to the provisions of this Agreement.

5.10 If within five (5) Business Days from TIDALWIRE’s receipt of a purchase order EMC does not receive written notice from TIDALWIRE rejecting the purchase order and specifying the reasons for such rejection, the purchase order shall be deemed accepted by TIDALWIRE. In the event of a conflict between the provisions of this Agreement and the terms and conditions of EMC’s purchase order, the provisions of this Agreement shall prevail.

5.11 TIDALWIRE shall accept purchase orders at the lead-time specified in section 5.12, provided such purchase orders are within EMCs forecasted quantities and they comply with the terms of this Agreement.

5.12 TIDALWIRE’S Product lead-time from receipt of purchase order to shipment by TIDALWIRE shall be same day if purchase order is received by 3:00 PM and next day if received after 3:00 PM.

6.0 SHIPPING AND DELIVERY

6.1 EMC shall provide the name and billing number of its preferred freight carrier. EMC will issue individual purchase orders for each of its drop shipment customer requirements (frequency could be multiple purchase orders daily).

6.2 TIDALWIRE shall drop-ship Product to End User Customers with no minimum order quantity requirements. TIDALWIRE is required to communicate (via fax or electronically) drop shipment information such as purchase order number, date of shipment carrier waybill number, invoice number and serial numbers shipped, to EMC by 10:00 AM EST on the next day following the date the product shipped.

6.3 All shipments shall be shipped FOB Marlboro or other TidalWire warehouse location whether owned or contracted. Title and risk of loss shall pass to EMC, VAR/reseller, or end-user once the equipment has been shipped.

6.4 Each shipment of the Product by TIDALWIRE shall include a packing slip which contains at a minimum, (i) TIDALWIRE name, (ii) box number (e.g., 1 of 3, 2 of 3), (iii) receiving address, (iv) EMC’s purchase order number, (v) EMC’s part number, (vi) shipping quantity, and (vii) date of shipment.

6.5 If TIDALWIRE anticipates or becomes aware that it will not supply the Product on the shipment date acknowledged by TIDALWIRE, for any reason to include but not be limited to material shortage, process changes, capacity limitations or causes due to common carriers, TIDALWIRE shall notify EMC immediately after TIDALWIRE has knowledge of the situation. The notification may be communicated by facsimile, telephone, electronic mail or any other method agreed to by the parties, provided that TIDALWIRE shall use reasonable efforts to obtain EMC’s actual knowledge of the notice of anticipated delay. TIDALWIRE and EMC will jointly develop alternatives to resolve any late shipment of the Product, including use of premium routing. TIDALWIRE will develop recovery plans with new committed shipment dates and communicate such plans to EMC within twenty-four (24) hours of missed shipments. If TIDALWIRE is unable to ship the Product on the acknowledged ship date, through no fault of EMC, EMC may require TIDALWIRE to use premium routing and ship the freight pre-paid at TIDALWIRE’s expense. In the event TIDALWIRE has no allocation situation, TIDALWIRE shall use an allocation formula for EMC no less favorable than that of any of TIDALWIRE’S other customers.

6.6 EMC shall have the right to cancel delivery on any purchase order without TIDALWIRE’S consent and with no liability and without incurring any cancellation charges, if TIDALWIRE does not ship product within 2 days of the Product lead-time.

7.0 WARRANTIES:

7.1 TIDALWIRE warrants all Product shipped under this Agreement, including sales through the channel directly to EMC’s End User Customers as well as purchases by EMC, for a period of thirty-six (36) months from the date of shipment of the Product.

7.2 TIDALWIRE agrees to perform all of EMC’s warranty services, for products TidalWire has sold to EMC, VAR/reseller, or End User customer, as EMC’s contract warranty service provider unless EMC, at EMC’s sole discretion, decides to perform any such warranty services itself. Warranty service shall include, but not be limited to the customer support services and technical support detailed in this Agreement. In addition to performing their own warranty services, TIDALWIRE would additionally perform warranty services for EMC, or VAR/reseller as for end user.

7.3 TIDALWIRE agrees that if the end user requires failure analysis TIDALWIRE will forward the product(s) requiring failure analysis to the OEM immediately. TIDALWIRE will track the OEM’s failure analysis through regular communications, and provide a report to the EMC end user as soon as it become available, making reasonable efforts to obtain such report within 7 days.

7.4 TIDALWIRE further warrants that, upon payment of the purchase price therefore, EMC shall receive good title to each Product free and clear of all liens, encumbrances, and claims, and in performing under this Agreement, TIDALWIRE shall, and each Product delivered under this Agreement shall, comply with all applicable federal, state and local, laws, statutes, ordinances, rules, regulations and codes.

7.5 The above warranties shall not apply to Product(s) which have been damaged as a result to misuse, neglect, accident; have been improperly wired, repaired, or altered by anyone other than the manufacturer or an authorized repair agent; or have had their serial numbers removed, defaced or altered. Except as specifically set forth in this Agreement, TIDALWIRE’s sole obligation hereunder shall be, at TIDALWIRE’s expense (including all transportation expenses) and at TIDALWIRE’s option, to credit or replace Product(s) covered in the above warranties.

8.0 MAINTENANCE AND SUPPORT

8.1 TIDALWIRE will provide in-warranty service to all EMC customers, regardless of whether customers are EMC direct customers, EMC product end users, or EMC Authorized VARs/Resellers, and regardless of whether or not the Product was sold by TIDALWIRE or EMC or an EMC Authorized VAR/Reseller. TIDALWIRE will also offer out of warranty services. TIDALWIRE reserves the right to entitle Product warranty services to EMC, EMC Authorized VAR/Resellers, and EMC end users based on customer/Product verification such as serial number authentication or other such commercially acceptable method(s). Warranty services will not be unreasonably withheld. EMC agrees to mediate warranty services discrepancies, disagreements, and advance exchange inventory issues that may arise between TIDALWIRE and any other EMC distribution partner operating under the same or similar contract.

8.2 TIDALWIRE will provide Technical Support to End-User Customers as detailed in the attached Exhibit B.

8.3 TIDALWIRE will stock or have available a sufficient quantity of spares above the stock required to support the previously defined forecast and upside supply requirements to support advance replacement of Customer’s failures. TIDALWIRE shall provide advance replacement on all failures. TIDALWIRE will ship advance replacement Products the same day TIDALWIRE receives End User Customer’s or EMC’s notification of failure(s) provided such notification is received by 3:00PM, and next day if notification is received after 3:00 PM. TIDALWIRE is entitled to reimbursement for product not in warranty.

8.4 TIDALWIRE is required to ensure that TIDALWIRE’S own identification label is applied to each Product shipped to Customers. In addition, TIDALWIRE is required to include its name, service support phone number and website with each Product shipped to Customers.

8.5 TIDALWIRE shall provide the following Product configuration and revision control services:

8.5.1 EMC will provide TIDALWIRE with its third party change control and configuration information for Products included in this AGREEMENT and update it on a timely basis. TIDALWIRE will maintain and track EMC specific model and part numbers for all approved Product solutions using EMC’s third party change control and configuration information and TIDALWIRE’S own engineering change notice (ECN) process. This agreement pertains to only those Products that EMC approves and specifies in its third party change control and configuration information.

8.5.2 TIDALWIRE shall use best efforts to assess and validate each Customer’s configuration environment against EMC’s third party change control and configuration information to ensure that End User Customer’s are buying the correct Product solution. TIDALWIRE will only ship Products to EMC and EMC’s Customers whose environment match EMC’s third party change control and configuration information.

8.5.3 TIDALWIRE will use best efforts to ship the latest Product driven/firmware revision approved by EMC within one week after OEM Supplier availability except for mandatory ECO’s which will immediately be incorporated into shipments. TIDALWIRE will purge any down-level revision inventory when necessary. TIDALWIRE will purge previous shipments to End User Customers on mandatory ECO’s or recalls. TIDALWIRE will establish a pointer on their web site to the OEM Supplier’s web sites where there will be a specific section for EMC approved drivers. This ensures consistent drivers to all customers.

8.5.4 In the event that changes are required to make the Products conform to safety/regulatory agency requirements (“Mandatory Engineering Changes”), TIDALWIRE, OEM Supplier and EMC shall discuss and mutually agree upon one or more remedies for implementing Mandatory Engineering Changes on previously shipped Product at no charge to EMC. TIDALWIRE shall use best efforts to immediately implement the selected remedies.

8.5.5 TIDALWIRE will inspect and/or audit a sampling of incoming HBA kits to ensure shipments meet the EMC qualified Product specifications.

8.5.6 TIDALWIRE will be responsible for verifying code compatibility between the operating system and the OEM HBA code levels.

8.5.7 If the above actions fail to resolve the end-users issue, TIDALWIRE will escalate the case to the EMC CSC for assistance with call resolution.

8.5.8 TIDALWIRE will continue to have access to the OEM Supplier for assistance with informational calls regarding the OEM Suppliers products.

9.0 REVIEW AND PLANNING MEETINGS

9.1 TIDALWIRE hereby appoints its Director of Operations as its liaison to monitor TIDALWIRE’s performance and delivery of Product(s) under this Agreement. EMC hereby appoints its designated TIDALWIRE Commodity Manager as its liaison to monitor TIDALWIRE’s performance and delivery of Product(s) hereunder. These liaisons will also be responsible for coordinating meetings and discussions and reports provided for in this Agreement. The names, telephone and facsimile numbers of the liaisons will be provided by the parties to each other and the liaisons may be changed by written notice from one party to the other.

9.2 EMC’s designated TIDALWIRE Commodity Manager will conduct supplier performance review and planning reviews as required with TIDALWIRE’s EMC account management team. EMC and TIDALWIRE will determine the location and times for these meetings. The purpose of these meetings is listed below:

9.2.1 Review TIDALWIRE’s overall performance;

9.2.2 Review action items and resolution;

9.2.3 Identify opportunities and areas of improvement;

9.2.4 Agree on commitments, set target dates, and define “persons” responsible;

9.2.5 Review appropriate TIDALWIRE reports; and

9.2.6 Review TIDALWIRE quality and reliability improvement plans.

10.0 REPORTS

10.1 Recurring reports that shall be provided by TIDALWIRE to EMC under this Agreement are listed in Exhibit C, “Reports”. All reports will be made available in electronic form unless otherwise mutually agreed. There shall be no charge to EMC for any reports required under this Agreement.

11.0 INTELLECTUAL PROPERTY RIGHTS

11.1 During the term of this Agreement, EMC is authorized to use TIDALWIRE’S trademarks, trade names and logos in connection with EMC’s sale, advertisement, and promotion of Product(s) but only in a manner beneficial to TIDALWIRE’S or as otherwise permitted by law. Upon termination of this Agreement, except to the extent permitted by law, EMC shall cease to use any such marks, names, or logos and shall, within a reasonable time, remove any references to TIDALWIRE’S from its advertising and promotional material.

11.2 Except as permitted by law, TIDALWIRE shall not publicize or use the name or trademark of EMC in any manner related to this Agreement without EMC’s written consent.

11.3 TIDALWIRE grants EMC all appropriate rights and licenses under TIDALWIRE’S applicable patents, copyrights and other intellectual property rights, necessary for EMC to use, market, promote, lease, and sell the Product(s) provided under this Agreement. Except as herein stated, no other license is granted to EMC.

12.0 PROPRIETARY RIGHTS

12.1 Both parties retain all rights, titles, and interests in their respective Products, services, business practices, and any and all technical support databases, worldwide copyrights, patents, trademarks, trade secrets, know-how and other proprietary rights therein.

13.0 INDEMNIFICATION

13.1 If a third party makes a claim against EMC for violation of the third party’s intellectual property rights, TIDALWIRE shall indemnify and protect EMC to the same extent that the EMC OEM Supplier is obligated to protect TIDALWIRE under the agreement between TIDALWIRE and the EMC OEM Supplier.

13.2 TIDALWIRE shall indemnify, defend and hold EMC harmless against all claims asserted by End Users, EMC’s resellers or other third parties as a result of TIDALWIRE’S breach of any of its warranties in Section 7.0 herein. TIDALWIRE shall also indemnify, defend and hold EMC harmless against all claims, suits, losses, expenses and liabilities for bodily injury, personal injury, death, and property damage directly or indirectly caused by any Product(s) or through the negligence of TIDALWIRE or any person for whose actions TIDALWIRE is legally liable.

13.3 The indemnities provided in this sub-Section are conditioned upon the fact that (i) EMC has notified TIDALWIRE promptly in writing of any such claims, (ii) TIDALWIRE shall have sole control of the defense of such claims and all negotiations for its settlement and compromise, and (iii) EMC shall reasonably cooperate with TIDALWIRE in the defense of settlement of such claims.

13.4 TIDALWIRE shall carry and maintain Workers Compensation and federal liability insurance coverage to satisfactorily cover TIDALWIRE’S obligations under this Section.

14.0 LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR (A) INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR (B) ANY DAMAGES WHATSOEVER RESULTING FROM THE LOSS OF USE, DATA, OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

15.0 CONFIDENTIALITY

Each party acknowledges that, in connection with this Agreement, it may obtain information from the other party, which is of a confidential and proprietary nature (“Confidential Information”), and each party recognizes the value and importance of the protection of Confidential Information. “Confidential Information” includes, but is not limited to, trade secrets, processes, formulae, specifications, programs, software packages, test and benchmarks results, technical know-how, methods and procedures of operation, business or marketing plans, proposals, and licensed documentation, provided any of the foregoing is (i) identified by the disclosing party in writing as confidential; or (ii) is information which the receiving party knows or would have reason to know is confidential or proprietary in nature. All information of a party obtained from that party’s technical support databases and all software shall be deemed to be Confidential Information of the party regardless of whether such information is marked as confidential or proprietary.

All Confidential Information of the disclosing party disclosed to the receiving party shall remain solely the property of the disclosing party, and each party agrees, both during the term of this Agreement and for two (2) years after its expiration or termination, to keep in trust and confidence all Confidential Information disclosed by the other party or a Joint Customer in relation to this Agreement. Each party agrees not to disclose any Confidential Information to any third party or to any of its employees or consultants not having a need to know for the purposes of this Agreement. The parties further agree not to use any Confidential Information for any purpose other than the implementation of this Agreement. Notwithstanding the preceding, a party receiving Confidential Information from the other party may disclose such Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the receiving party gives reasonable notice to the disclosing party to contest such order or requirement.

Notwithstanding the foregoing, Confidential Information shall not include information which:

•	become a party of the public domain through no act or omission of the receiving party;

•	was in the receiving party’s lawful possession prior to the disclosure and had not been subject to limitations on disclosure, as shown by the receiving party’s files existing at the time of disclosure;

•	is independently developed by the receiving party by persons who have not had access to the Confidential Information of the disclosing party.

•	is lawfully disclosed hereafter to the receiving party by a third party without an obligation to keep such information confidential;

16.0 RELATIONSHIP

16.1 This Agreement does not grant a license or right to use or otherwise enjoy the patents, copyrights, trademarks, trade secrets, or other intellectual property rights of the other. Also, nothing herein shall be construed to place either party in the relationship of legal representative, partner, joint venturer, principal, or agent of the other, and neither party shall have the power to obligate or bind the other in any manner. Each party is solely responsible for its own employees, including terms of employment, wages, hours, required insurance, and daily direction and control. Each party shall assume and be responsible for its own costs and expenses, which may be incurred in the performance of its obligations under this Agreement. Nothing contained in this Agreement shall in any way prevent, restrict, or otherwise affect the right of either party from entering into any agreement with third parties.

16.2 This Agreement is non-exclusive and the parties may enter into similar agreements with other parties. EMC shall not be obligated to purchase any HBAs from TIDALWIRE hereunder.

17.0 GOVERNING LAW

This Agreement and any dispute arising out of it shall be governed by the laws of the Commonwealth of Massachusetts.

18.0 NOTICES

Any notice or other communications required or permitted to be sent under this Agreement shall be in writing and shall be personally delivered or sent by confirmed facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, to the following persons who may be changed by written notice:

To EMC:	EMC Legal Department 35 Parkwood Hopkinton, MA 01748-9103

To TIDALWIRE:	Norm St. Onge TidalWire Inc. 4 Technology Drive Westboro, MA 01581-1756

19.0 ASSIGNMENT

Neither party shall assign any right or obligation arising under this Agreement without the prior written consent of the other party. Any attempt to assign this Agreement without such consent shall be null and of no effect.

20.0 PRESS RELEASES

TIDALWIRE shall not publicize or use the name or trademark of EMC in any manner related to this Agreement without EMC’s written consent.

21.0 ENTIRE AGREEMENT

This Agreement, together with exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes any previous oral or written communications, representations, understandings or agreements with respect to the subject matter herein. The terms of this Agreement and any exhibit may be modified only in writing signed by authorized representatives of both parties.

22.0 NO AGENCY

Neither party has the right or authority to, and shall not, assume or create any obligations of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

23.0 NO WAIVER

No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement.

24.0 ILLEGALITY

In the event that any of the terms of this Agreement or the performance of any obligation by either party hereunder becomes or is declared to be illegal by any court of competent jurisdiction or other governmental body, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is substantially impaired for either party, then the affected party may immediately terminate this Agreement by written notice to the other.

25.0 NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, nothing expressed or referred to in this Agreement shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the last date signed below.

TidalWire Incorporated		EMC Corporation

By:	/s/ Jeff Brandes	By:	/s/ Bill Monagle
	(Signature)		(Signature)

Name:	Jeff Brandes	Name:	Bill Monagle
	(Please Print or Type)		(Please Print or Type)

Title:	CEO	Title:	VP, Corporate Procurement

Date:	6/15/01	Date:	6/4/01

Exhibit A

Product Pricing

OEM EMC/OEM Supplier Part Number	OEM SUPPLIER	SUPPLIER Price
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]
[**]	[**]	$[**]

Exhibit B

Technical Support

TIDALWIRE will provide installation support and ongoing Level 1, 2 and 3 technical support to End User Customers. This support will be provided by TIDALWIRE through TIDALWIRE’s call center at 4 Technology Dr., Westborough, MA 01581 on a 7 x 24 basis (7 days, 24 hours/day). The technical support process and requirements for each support level are defined as follows:

Level 1 Support

This first line of direct end-user support includes;

•	First contact with direct customer/end-user (typically via phone, fax, or email)

•	Information collection and analysis, warrantee verification and entitlement

•	Identification of whether the problem is ‘known’ and has a ‘known’ solution

•	Troubleshooting and problem reproduction for minor technical issues

•	Problem report administration and tracking

This type of error typically occurs during installation, power-up, or has an on-board diagnostics problem indication and is usually resolved during the initial telephone conversation. Level 1 may be escalated to Level 2 via a warm call transfer where possible if it appears a more detailed technical resolution is required. OEM Supplier and EMC personnel are not involved in Level 1 support issues.

Level 2 Support

Level 2 Support is provided directly to the end-user customer when a Level 1 problem is “escalated” via documented procedures. Level 2 support is handled by TIDALWIRE’S Product technical experts. Level 2 support will resolve all ‘known’ problems, installation, and configuration issues. This may be accomplished through technician experience, training, research of posted technical notes and information and/or other readily available resources. Typical Level 2 Support is DOA Product (beyond normal ‘power on/off’ scenario), software/firmware/driver updates, interoperability issues, etc. Level 2 may be escalated to Level 3 if the technical expert is unable to resolve the problem due to exhausted troubleshooting knowledge or expiration of allotted Level 2 resolution time. Level 2 personnel will continue to work with Level 3 personnel and the end-user customer until the problem is resolved. OEM Supplier and EMC personnel are not involved in typical Level 2 support issues.

Level 3 Support

TIDALWIRE’S Level 2 support personnel will obtain Level 3 support directly from the EMC Service Organization. The EMC is responsible for Level 3 problem resolution. TIDALWIRE will contact EMC customer support personnel when it is unable to resolve the problem and after TIDALWIRE has already replaced the Product at the customer site. TIDALWIRE personnel shall remain the direct interface with the End User customer unless otherwise determined by the EMC Service Organization that direct end-user contacted by EMC and/or the OEM Supplier is appropriate. Once a fix has been identified, EMC and TIDALWIRE will add the problem resolution to the ‘known’ problem database.

Customer Call Response Time

TIDALWIRE shall have a documented call escalation process. The customer call response time objectives for resolving problems are as follows:

•	First call resolution 80% of the time.

•	Level 2 resolution within 8 hours.

•	Level 3 customer response within a 24-hour maximum.

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

BETWEEN

EMC CORPORATION

AND

TIDALWIRE, INC.

The parties agree that the above referenced Agreement is amended as follows. This Amendment will become effective as of the last of the dates of execution by the parties.

1)	In addition to HBAs, EMC authorizes TidalWire to purchase EMC approved/qualified (EMC System Matrix listed) 8 port, 2GB Switches directly from Brocade, and to sell such Product to EMC and EMC resellers/end users, under the terms and conditions as set forth in the Agreement. TidalWire will be privy to Brocade’s 2 year warranty that is currently granted EMC for the product here referenced.

2)	Pricing and HBA Product for Q1, ‘02 as follows:

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/s/William Monagle 2/15/03	ok
Vice President	Jeff Brandes
Corporate Procurement	2/14/02
EMC Corporation

AMENDMENT NO. 2

TO

PURCHASE AGREEMENT

BETWEEN

EMC CORPORATION

AND

TIDALWIRE, INC.

The parties agree that the above-referenced agreement, effective June 15, 2001 (the “Purchase Agreement”) is amended as follows. This Amendment #2 will become effective as of January 1, 2004.

Whereas, pursuant to the Purchase Agreement TidalWire purchases certain Host Bus Adapter (HBA) Products, as listed in the Purchase Agreement, from EMC OEM Suppliers at EMC’s contract price, under certain conditions (“EMC HBA Products”); and

Whereas, TidalWire is permitted to resell the EMC HBA Products to End Users and/or Customers, as defined in the Purchase Agreement, in one of two ways, either Direct (EMC purchase from TidalWire) or Indirect (Customer purchase from TidalWire); and

Whereas, for Direct sales, TidalWire passes EMC’s OEM contract price to EMC without markup and for Indirect sales TidalWire sets its prices completely independently; and

Whereas, the parties desire to establish a royalty, to be paid by TidalWire to EMC for Indirect sales of EMC HBA Products, for and in consideration of the rights and privileges granted to TidalWire under the Purchase Agreement; and

Whereas, the parties desire to extend the Term of the Purchase Agreement and make other changes that are mutually beneficial to the parties,

Now, therefore, the parties agree as follows:

1)	For every Indirect Sale of the EMC HBA Products, TidalWire shall pay to EMC a royalty of $[**] per unit, up to a maximum of $[**] in royalties per year.

2)	TidalWire shall pay EMC the royalties due hereunder quarterly, within thirty (30) days of the end of each TidalWire financial quarter, for net Indirect Product sales made during the previous quarter. Such payment shall be based on sales for which TidalWire has recognized revenue, regardless of whether TidalWire has received payment from its Customer; provided, however, that TidalWire shall be entitled to deduct from its royalty obligations any payments previously made in respect of sales for which TidalWire has reversed revenue for whatever reason, including but not limited to product returns or non-payment from its customer. TidalWire shall provide EMC with quarterly reports of its royalty calculations, with sufficient supporting detail so that EMC may reasonably ascertain that the calculation is correct.

3)	EMC may, through a certified independent public auditor of its choice, audit TidalWire’s books and records regarding its royalty payment hereunder, no more often than once per year, upon reasonable notice to TidalWire. Such audit shall be designed to cause the least disruption to

TidalWire’s business as is practical while accomplishing the intent of the audit. Such audit shall be at EMC’s sole expense, except that if the audit demonstrates that TidalWire has underpaid the royalties due to EMC since the last audit by 15% or more, TidalWire shall be responsible for the expense of the audit. If the audit determines that TidalWire has underpaid its obligations by any amount, TidalWire shall pay all such amounts within thirty days of its receipt and verification of the audit results.

4)	The Term of the Purchase Agreement, as provided in Section 3.1 of the Purchase Agreement, is hereby extended to and including 12/31/2005, subject to the parties’ rights to terminate the Purchase Agreement under Sections 3.2, 3.3 and 3.4. Thereafter, the Agreement shall be automatically extended for additional one (1) year terms, as provided under Section 3.1 of the Purchase Agreement.

5)	Except as specifically set forth herein, the Purchase Agreement shall remain in effect, in accordance with its terms, without modification.

Wherefore, intending to be legally bound and intending to amend the Purchase Agreement, the parties have executed this Amendment #2 through their duly authorized representatives.

EMC Corporation		TidalWire, Inc.

Signed:	/s/ William Monagle	Signed:	/s/ John Curtis
By:	William Monagle	By:	John Curtis
Title:	Vice President of Procurement	Title:	President
Date:	December 10, 2003	Date:	December 10, 2003